UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 16, 2005

Delphi Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14787	38-3430473

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

5725 Delphi Drive, Troy, MI	48098

(Address of Principal Executive Offices)	(Zip Code)

(248) 813-2000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Delphi Corporation (“Delphi” or the “Company”) will today meet with investors and discuss its plan to restructure its credit facilities and obtain approximately $2.5 to $3.0 billion in total financing, including a secured revolver and term loan facility. Later today Delphi will provide supplemental financial information containing unaudited consolidated balance sheet items at December 31, 2004 and March 31, 2005, balance sheets items for the United States at December 31, 2004 and EBITDA information for the year ended December 31, 2004. The March 31, 2005 balance sheet information reflects adjustments for the effects of improper accounting identified in the ongoing internal investigation by Delphi’s audit committee but remains subject to review by Delphi’s independent auditors and changes as a result of any subsequent events occurring after the balance sheet date and prior to completion of such reviews. The December 31, 2004 consolidated balance sheet data, as well as the balance sheet items for the United States, remain subject to audit by Delphi’s independent auditors and are subject to change for findings coming out of the internal investigation and any subsequent events occurring after the financial statement date and prior to completion of such reviews. The selected U.S. balance sheet data presented should not be considered in isolation or as a substitute for items on Delphi’s consolidated balance sheet presented in accordance with U.S. GAAP. The EBITDA information should not be considered as an alternative to operating income or as an indicator of Delphi’s operating performance. All the information should be viewed in conjunction with our financial statements, and footnotes including accounting policies contained in our 2003 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. An exhibit containing the balance sheet and EBITDA information, and reconciliation to the nearest comparable U.S. GAAP measurements, where applicable, that will be provided to investors is attached as exhibit 99(a) hereto.

ITEM 8.01 OTHER EVENTS

As previously reported, the independent investigation by the Company’s Audit Committee of the Board of Directors is substantially complete and the Company is in the process of preparing restated financial statements for audit and review by its independent auditors, Deloitte & Touche LLP. At the same time as management has been preparing the restatement, the Audit Committee is finalizing its review of the conduct of various individuals who had supervisory authority for others involved in or were directly involved in certain of the principal transactions under investigation. Certain lower and middle level executives in the Company’s finance staff will be resigning from the company. In addition, the Audit Committee reclassified the position of Vice President, Executive Director Business Lines to a non-officer position effective May 16, 2005. The position is currently held by an individual who had previously been assistant treasurer and then held two other positions before becoming an officer and member of the Delphi Strategy Board.

Subsequent to the Company’s announcement of its need to restate previously issued financial statements, several purported class-action lawsuits have been filed against the Company, several of Delphi’s subsidiaries, certain current and former directors and officers of Delphi, General Motors Investment Management Corporation (the named fiduciary for investment purposes and investment manager to Delphi’s employee benefit plans), and several current and former employees of Delphi or Delphi’s subsidiaries. The lawsuits fall into three categories.

One group has been brought under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), purportedly on behalf of participants in certain of the Company’s and its subsidiaries’ defined contribution employee benefit pension plans who invested in the Delphi Corporation Common Stock Fund. Plaintiffs allege that the plans suffered losses due to the defendants’ breaches of fiduciary duties under ERISA. To date, the Company has received service in five such lawsuits and is aware of an additional nine that are pending. All have been filed in U.S. District Court for the Eastern District of Michigan.

The second group of purported class action lawsuits variously allege that the Company and certain of its current and former directors and officers made materially false and misleading statements in violation of federal securities laws. To date, the Company has been served in four such lawsuits and is aware of eight additional lawsuits. The lawsuits have been filed in the U.S. District Court for the Eastern District of Michigan and the U.S. District Court for the Southern District of New York.

The third group of lawsuits pertains to a shareholder derivative case and a demand. To date, certain current and former directors and officers have been named in one such lawsuit filed in Oakland County Circuit Court in Pontiac, Michigan, and the Company has received a demand letter from a shareholder requesting that the Company consider bringing a derivative action against certain current and former officers. The derivative lawsuit and the request that the Company consider further derivative action are premised on allegations that certain current and former officers made materially false and misleading statements in violation of federal securities laws. The Company has appointed a special committee of the Board of Directors to consider the demand request.

Due to the preliminary nature of these cases, the Company is not able to predict with certainty the outcome of this litigation or its potential exposure related thereto. Although Delphi believes that any loss that the Company would suffer under such lawsuits should, after payment of an applicable deductible, be covered by its director and officer insurance policy, it cannot assure you that the impact of any loss not covered by insurance or applicable reserves would not be material.

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ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits. The following exhibit is being furnished as part of this Report.

Exhibit
Number	Description

99 (a)	Supplemental Financial Information

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2005	DELPHI CORPORATION (Registrant)
	By:	/s/ JOHN D. SHEEHAN
(John D. Sheehan, Acting Chief Financial Officer,
Chief Accounting Officer and Controller)

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EXHIBIT INDEX

Exhibit
Number	Description

99 (a)	Supplemental Financial Information

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